Exhibit 15.1

May 7, 2008

West Marine, Inc

500 Westridge Drive

Watsonville, California 95076

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of West Marine, Inc. and subsidiaries for the 13-week periods ended March 29, 2008 and March 31, 2007, as indicated in our report dated May 7, 2008 (which report included an explanatory paragraph regarding a restatement); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 29, 2008, is incorporated by reference in Registration Statements No. 333-02903, No. 333-04712, No. 333-87124, No. 333-102109, No. 333-125291, No. 333-134031, and No. 333-143285 of West Marine, Inc., all on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, as amended, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California